Exhibit 99.1

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 23, 2011 (the "Agreement"), among the purchasers as set forth in Schedule I to this Agreement (the "Purchaser"); Gulf Shores Investments, Inc., a corporation organized under the laws of Nevada (the "Company"), David Dreslin ("Dreslin"), Entrust of Tampa Bay FBO Edward G Mass ("Mass"), and Entrust of Tampa Bay FBO Van Nguyen ("Nguyen") and Michael Toups ("Toups" and collectively with Dreslin, Mass and Nguyen, the "Seller").

                              W I T N E S S E T H:

     WHEREAS, Dreslin owns an aggregate of 59,925,000 shares of restricted common stock, par value $0.00001 per share of the Company (the "Dreslin Shares"), Mass owns an aggregate of 5,850,000 shares of restricted common stock, par value $0.00001 (the "Mass Shares"), Nguyen owns an aggregate of 11,850,000 shares of restricted common stock, par value $0.00001 (the "Nguyen Shares") and Toups owns an aggregate of 150,000 shares of common stock, par value $0.00001 per share of the Company (the "Toups Shares" and collectively with the Dreslin Shares, and Mass Shares and Nguyen Shares, the "Shares"), which Shares constitute 99.36% issued and outstanding shares of capital stock of the Company; and

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I
                           SALE AND PURCHASE OF SHARES

     1.1 Sale and Purchase of Shares.

     Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares.

                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

     2.1 Amount of Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to $200,000 (Two Hundred Thousand US Dollars) (the "Purchase Price"), paid by each Purchaser as set forth on Schedule I.
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     2.2 Payment of Purchase Price. On the Closing Date, the Purchaser shall pay the Purchase Price to the Seller (in proportion to the ownership of each Seller), which shall be paid by the delivery to Seller of a certified or bank cashier's check in New York Clearing House Funds, payable to the order of the Seller or, at the Seller's option, by wire transfer of immediately available funds into accounts designated by the Seller.

                                  ARTICLE III
                             CLOSING AND TERMINATION

     3.1 Closing Date.

     Subject to the satisfaction of the conditions set forth in Sections 7.1 and
7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in
Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, 32nd Floor, New York, New York 10006 (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

     3.2 Termination of Agreement.

     This Agreement may be terminated prior to the Closing as follows:

     (a) At the election of the Seller or the Purchaser after May ____, 2011, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

     (b) by mutual written consent of the Seller and the Purchaser; or

     (c) by the Seller or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

     3.3 Procedure Upon Termination.

     In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

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     3.4 Effect of Termination.

     In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company, the Seller or the Company; provided, however, that the obligations of the parties set forth in Section 10.4 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section
3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

     Each Seller and the Company hereby jointly and severally represent and warrant to the Purchaser that:

     4.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is not required to be qualified to transact business in any other jurisdiction where the failure to do so would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, taken as a whole, or (iii) a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a "Material Adverse Effect").

     4.2. Authority.

     (a) The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

     (b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Board of Directors of the Company, having full power and authority to authorize such actions.

     (c) Subject to any consents required under Section 4.7 below, the Seller and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Seller and the Company and constitutes a valid and binding obligation of the Seller and the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and subject to general principles of equity that restrict the availability of equitable remedies.

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     (d) Neither the execution and delivery of this Agreement,  the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller or the Company is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Seller or the Company in any way.

     4.3. Shares.

     (a) The authorized capital stock of the Company consist of 250,000,000 shares of common stock, par value $0.00001 per share, of which 78,273,000 shares are issued and outstanding. All of the Company's Shares are duly authorized, validly issued, fully paid and non-assessable.

     (b) Dreslin is the lawful record and beneficial owner of 59,925,000 Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

     (c) Mass is the lawful record and beneficial owner of 5,850,000 Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

     (d) Nguyen is the lawful record and beneficial owner of 11,850,000 Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

     (e) Toups is the lawful record and beneficial owner of 150,000 Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

     (f) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Company is or may become obligated to issue, assign or transfer any shares of capital stock of the Company. Upon the delivery to Purchaser on the Closing Date of the certificates representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to 99.36% the then issued and

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outstanding shares of capital stock of the Company, free and clear of any liens,
pledges,   encumbrances,   charges,   agreements,   options,   claims  or  other
arrangements or restrictions of any kind.

     4.4. Consents. No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

     4.5. SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to
Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements of the Company and its Subsidiaries in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. As of the date of this Agreement, the Company does not have any outstanding balance with Seale and Beers, CPAs its independent auditor.

     4.6. Books and Records. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. True and complete copies of all available minute books and all stock record books of the Company will be delivered to Purchaser at Closing.

     4.7. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against the financial statements included in the most recent SEC Report, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or

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determinable,  and  including  without  limitation  (i)  liabilities  to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that would reasonably be expected to result in any material liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the most recent SEC Report consistent with the Company's recent customary business practice, none of which would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Subscription Receivable and Accounts Payable previously reported on the Company's Balance Sheet and included in the Form 10-Q for the quarterly period ended March 31, 2011, shall have a balance of zero.

     4.8 Taxes. The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company with any Tax authority. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns. The Company is currently the not the beneficiary of any extensions of time within which to file any Returns. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. There are no claims or encumbrances on any of the Company's assets that arose in connection with any failure (or alleged failure) to pay any tax.

     4.9. Patents, Software, Trademarks, Etc. The Company has no Intellectual Property. The term "Intellectual Property" includes all patents and patent applications, trademarks, service marks, and trademark, service marks, and trademarks or service marks registrations and applications, trade names, logos, designs, domain names, web sites, slogans and general intangibles of like nature, together with all goodwill relating to the foregoing, copyrights, copyright registrations, renewals and applications, software, databases, technology, trade secrets and other confidential information know-how, proprietary processes, formulae, algorithms, models and methodologies, drawings, specifications, plans, proposals, financing and marketing plans, advertiser, customer and supplier lists and all other information relating to advertisers, customers and suppliers (whether or not reduced to writing), licenses, agreements and all other proprietary rights, which relate to the Company's business.

     4.10 Employees. The Company currently has no employees, consultants or independent contractors other than David Dreslin and Sanjiv Matta. All consulting, employment and other agreements and arrangements between the Company and its employees will, at the Closing, be validly terminated, and all such agreements and arrangements previously did comply, and have at all times been in full compliance, with all employment or other applicable rules and regulations. The termination of any existing employment with David Dreslin and Sanjiv Matta, or termination of the other agreements with prior employees, consultants or independent contractors of the Company will not and did not subject the Company to any workers' compensation, unemployment compensation and other government-mandated program or obligations or liability. No amounts are due or owed to any previous or current Company employee, consultant or independent

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contractor.  There are no oral employment  agreements,  consulting agreements or other compensation agreements currently in effect between the Company and any other person. Each of the foregoing employees of the Company will resign their employment effective as of the Closing and release the Company from all known and unknown claims that such employee may have against the Company.

     4.11. Contracts. Except as would not have a material adverse effect on the Company or its obligations, (i) all contracts, agreements and commitments of the Company are valid, binding and in full force and effect, and (ii) neither the Company nor, to the Seller's knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. The sale of the Shares by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Seller. True and complete copies of all contracts of the Company will be delivered to Purchaser at Closing.

     4.12. Compliance With the Law. The Company is not in material violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). The Company has not been and is not now charged with, or to the knowledge of the Seller or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of Seller or the Company, are there any circumstances that would reasonably be expected to give rise to any such violation. The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

     4.13. Litigation; Pending Labor Disputes. Except as would not have a material adverse effect on the Company, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller or the Company, threatened, against the Seller or the Company, relating to the Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Seller or the Company for any such action. There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Company relating to the Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

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     4.14.  Absence of Certain Changes or Events. The Company has not, since the date of the financial statements included in the most recent SEC Report:

     (i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except for obligations or liabilities incurred in the ordinary course, and any such obligation or liability incurred in the ordinary course would not have a Material Adverse Effect, except for claims, if any, that are adequately covered by insurance;

     (ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the balance sheet of the most recent SEC Report, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that would not have a Material Adverse Effect;

     (iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefore, except (a) as disclosed on the balance sheet of the most recent SEC Report, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the date of the balance sheet of the most recent SEC Report and as disclosed to the Purchaser in writing;

     (iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

     (v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which would not have a Material Adverse Effect;

     (vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

     (vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent, other than regularly scheduled increases that are consistent with past practices;

     (viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $10,000.00 in the aggregate;

     (ix) Except for this Agreement, entered into any material transaction;

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     (x) Issued any stocks,  bonds, or other corporate  securities,  or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

     (xi) Experienced damage, destruction or loss (whether or not covered by insurance) that would individually or in the aggregate have a Material Adverse Effect or experienced any other material adverse change or changes individually or in the aggregate that would have a Material Adverse Effect.

     4.15. Licenses, Permits, Consents and Approvals. The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, "Licenses") required to conduct the Business and the absence of any of which would have a Material Adverse Effect. At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and the absence of any of which would have a Material Adverse Effect, and will have renewed all Licenses which would have expired in the interim. No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a "Filing") will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

     4.16 Broker. Neither the Company nor the Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Seller of any broker in connection with any transaction contemplated by this Agreement.

     4.17. Disclosure. All statements contained in any contract, schedule, closing certificate, opinion, or other closing document delivered by or on behalf of the Seller or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller and the Company herein. No statement, representation or warranty by the Seller or the Company in this Agreement or in any contract, schedule, closing certificate, opinion, or other closing document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business the Company with full and fair disclosure concerning the Company, the Business and the Company's affairs.

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                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     5.1 Authority.

     (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

     (b) The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser's Board of Directors having full power and authority to authorize such actions.

     5.2 Conflicts; Consents of Third Parties.

     (a) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

     (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

     5.3 Litigation.

     There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

     5.4 Broker.

     The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement. Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

                                   ARTICLE VI
                                    COVENANTS

     6.1 Access to Information.

     The Seller and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and their Subsidiaries and such examination of the books, records and financial condition of the Company and their Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause the Company and their Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and their Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

     6.2 Consents.

     The Seller and the Company shall use their best efforts, and the Purchaser shall cooperate with the Seller and the Company to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Seller, the Company nor the Purchaser shall be obligated to pay any consideration therefore to any third party from whom consent or approval is requested.

     6.3 Other Actions.

     Each of the Seller, the Company and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

     6.4 No Solicitation.

     The Seller will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an

"Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Purchaser in writing immediately following the receipt by Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

     6.5 Publicity.

     None of the Seller, the Company nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, the Company or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

     6.6 Tax Matters

     (a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods through and including the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof). The Seller shall permit the Company and the Purchaser to review and provide comments, if any, on each such Return described in the preceding sentence prior to filing. Unless the Purchaser and the Company provides comments to the Seller, the Company shall deliver to the Seller each such Return signed by the appropriate officer(s) of the Company for filing within ten (10) days following the Seller's delivery to the Company and the Purchaser of any such Return. The Seller shall deliver to the Company promptly after filing each such Return a copy of the filed Return and evidence of its filing. The Seller shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due.

     If the Company  provides  comments to the Seller and at the end of such ten
(10) day period the Company and the Seller have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) days after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. The Company and the Seller (as a group) shall each pay one half of the fees, costs and expenses of the arbitrator. The prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator.

     (b) Tax Periods Beginning and Ending After the Closing Date. The Company or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods that begin and end after the Closing Date.

     (c) Refunds and Tax Benefits. Any tax refunds that are received after the Closing Date by the Seller, the Company (other than tax refunds received in connection with such Seller's individual tax return) and any amounts credited against tax to which the Seller, the Company becomes entitled, shall be for the account of the Company.

     (d) Cooperation on Tax Matters.

     (i) The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

     (ii) The Purchaser and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (iii) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

     7.1 Conditions Precedent to Obligations of Purchaser.

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

     (a) all representations and warranties of the Seller and the Company contained herein shall be true and correct as of the date hereof;

     (b) all representations and warranties of the Seller and the Company contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller and the Company contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

     (c) the Seller and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

     (d) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

     (e) there shall not have been or occurred any Material Adverse Change;

     (f) the Seller and the Company shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

     (g) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller and the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

     (h) the Purchaser shall have received the written resignations of each director and officer of the Company;

     7.2 Conditions Precedent to Obligations of the Seller and the Company.

     The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller and the Company in whole or in part to the extent permitted by applicable law):

     (a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

     (b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

     (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

     (d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII
                            DOCUMENTS TO BE DELIVERED

     8.1 Documents to be Delivered by the Seller.

     At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

     (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

     (b) copies of all consents and waivers referred to in Section 7.1(g) hereof;

     (c) written resignations of each of the officers and directors of the Company;

     (d) resolution of the board of directors of the Company appointing Wan Fang Liu and Hsu Tzu Yang as members of the Board of Directors, Parsh Patel as the CEO of the Company and Ikai Su as the CFO of the Company; and

     (e) all financial records of the Company including the books and records of original entry for accounting, and

     (f) all original signed copies of all filings made with the United States Securities and Exchange Commission filed by the Company over the last two years.

     (g) copies of all correspondence with the United States Securities and Exchange Commission over the last two years;

     (h) the entirety of the book containing all of the minutes of the Board of Directors and Shareholders for the life of the Company but not less than the previous two years, and

     (i) copies of all regulatory filings which were required to be filed in the State of Minnesota for the establishment and maintenance of a corporation in that state for at least the last two years, and

     (j) any and all information about the business of the Company including but not limited to copies of the original tax returns filed that substantiate the amount of previous losses, and

     (k) engagement agreements with the Company's auditors for at least the last two years, and

     (l) management's representation letter/agreement presented to the auditors for the last two year's audits, and

     (m) fully executed signature cards placing the new officers on all of the Company's bank accounts and brokerage accounts and removing the current signers, and

     (n)  delivery  of  all  corporate  checking,   savings  and  other  account
information including checks, debit cards (if any), check books, deposit slips, bank and brokerage account statements and agreements, and

     (o) all passwords necessary to access any and all Company accounts, including but not limited, to Business Wire, corporate websites, EDGAR reporting arrangements, SEC EDGAR codes, online banking and brokerage accounts, company software and hardware, where applicable, and

     (p) such other documents as the Purchaser shall reasonably request.

     8.2 Documents to be Delivered by the Purchaser.

     At the Closing, the Purchaser shall deliver to the Seller the following:

     (a) the Purchase Price;

     (b) such other documents as the Seller shall reasonably request.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification.

     (a) Subject to Section 9.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

     (i) any an all liabilities of the Company of every kind, nature, and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the balance sheet or disclosed in the notes thereto or were incurred in the ordinary course of business between the date of the latest SEC Report and the Closing Date;

     (ii) subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

     (iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

     (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

     (b) Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Seller and his Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

     (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

     (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date; and

     (iii) any and all Expenses incident to the foregoing.

     9.2 Limitations on Indemnification for Breaches of Representations and Warranties.

     (a) An indemnifying party shall not have any liability under Section 9.1(a)(i), Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3 and 4.11 hereof, exceeds $10,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $10,000 (the "Deductible").

     9.3 Indemnification Procedures.

     (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the

Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if
(i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

     (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

     (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     9.4 Tax Treatment of Indemnity Payments.

     The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

                                   ARTICLE X
                                  MISCELLANEOUS

     10.1 Payment of Sales, Use or Similar Taxes.

     All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

     10.2 Survival of Representations and Warranties.

     The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3 and 4.11, which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

     10.3 Expenses.

     Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses..

     10.4 Specific Performance.

     The Seller and the Company acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller and the Company under this Agreement, including, without limitation, the Seller's obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     10.5 Further Assurances.

     The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     10.6 Submission to Jurisdiction; Consent to Service of Process.

     (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the state of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

     10.7 Entire Agreement; Amendments and Waivers.

     This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

     10.9 Headings.

     The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     10.10 Notices.

     All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     (a) Purchaser:

         Copy to:

         Gregory Sichenzia, Esq.
         Sichenzia Ross Friedman Ference LLP
         61 Broadway
         New York, New York 10006
         Phone: (212) 930-9700
         Facsimile: (212) 930-9725

     (b) Seller:

         Mr. David Dreslin
         Mr. Michael Toups
         Entrust of Tampa Bay FBO Edward G Mass
         Entrust of Tampa Bay FBO Van Nguyen

         Copy to:
         7985 113th Street, Suite 220
         Seminole, FL

     10.11 Severability.

     If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

     10.12 Binding Effect; Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser; provided, further, that notwithstanding any such assignment or delegation, the Purchaser shall continue to be bound by all the terms of this Agreement. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                          Purchasers:
                                          See attached Purchaser signature page

                                          Gulf Shores Investments, Inc.


                                          By: /s/ David Dreslin
                                             -----------------------------------
                                          Name:  David Dreslin
                                          Title: President


                                          /s/ David Dreslin
                                          --------------------------------------
                                          David Dreslin


                                          /s/ Michael Toups
                                          --------------------------------------
                                          Michael Toups

                                          Entrust of Tampa Bay FBO Edward G Mass


                                          By: /s/ Jack Gallaher
                                             -----------------------------------
                                          Name:  Jack Gallaher
                                          Title: Manager

                                          Read & Approved:


                                          By: /s/ Edward G. Mass, Jr.
                                             -----------------------------------
                                          Name: Edward G. Mass, Jr.

                                          Entrust of Tampa Bay FBO Van Nguyen


                                          By: /s/ Jack Gallaher
                                             -----------------------------------
                                          Name:  Jack Gallaher
                                          Title: Manager

                                          Read & Approved:


                                          By: /s/ Van Nguyen
                                             -----------------------------------
                                          Name: Van Nguyen

IN WITNESS WHEREOF, the undersigned has executed and delivered this Counterpart Signature Page on the date first above written.

Purchasers:                                Signatures:


1) Wan-Fang Liu                            /s/ Wan-Fang Liu
-------------------------------------      -------------------------------------

2) Yuan-Hao Chang                          /s/ Yuan-Hao Chang
-------------------------------------      -------------------------------------

3) Pei-Chi Yang                            /s/ Pei-Chi Yang
-------------------------------------      -------------------------------------

                                   SCHEDULE 1

                                   PURCHASERS

                                Number of Shares
       Name                       to be issued            Purchase Price
       ----                       ------------            --------------

1) Wan-Fang Liu                   75,775,000               194,856.96

2) Yuan-Hao Chang                  1,000,000                 2,571.52

3) Pei-Chi Yang                    1,000,000                 2,571.52



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